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                                                                  Exhibit (5)(e)

          ADDENDUM NO. 4 TO AMENDED AND RESTATED ADVISORY AGREEMENT
          ---------------------------------------------------------

   This Addendum, dated as of March 15, 1994, is entered into between THE ARCH FUND, INC., a Maryland corporation (the "Fund"), and MISSISSIPPI VALLEY ADVISORS INC., a Missouri corporation ("MVA").

   WHEREAS, the Fund and MVA have entered into an Amended and Restated Advisory Agreement dated as of April 1, 1991, which was extended to additional investment portfolios of the Fund (pursuant to Section 1(b) of the Agreement) by Addenda dated September 27, 1991, April 1, 1992 and April 1, 1993 (the "Advisory Agreement"), pursuant to which the Fund appointed MVA to act as investment adviser to the Fund for The ARCH Money Market, Treasury Money Market, Capital Appreciation (now, by change of name, "Growth & Income Equity"), Emerging Growth, Diversified Fixed Income (now, by change of name, "Government & Corporate Bond"), U.S. Government Securities and Balanced Portfolios;

   WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain MVA to act as the investment adviser under the Advisory Agreement, the Fund shall so notify MVA in writing, and if MVA is willing to render such services it shall notify the Fund in writing, and the compensation to be paid to MVA shall be that which is agreed to in writing by the Fund and MVA; and

   WHEREAS, the Fund has notified MVA that it has established The ARCH International Equity Portfolio (the "International Equity Portfolio"), and that it desires to retain MVA to act as the investment adviser therefor, and MVA has notified the Fund that it is willing to serve as investment adviser for the International Equity Portfolio;

   NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

   1. APPOINTMENT. The Fund hereby appoints MVA to act as investment adviser to the Fund for the International Equity Portfolio for the period and on the terms set forth in the Advisory Agreement. With respect to the International Equity Portfolio only, MVA is authorized to contract with other investment advisory or management firms or persons to assist MVA in the performance of the duties of the Advisory Agreement (a "Sub-Adviser"); provided, however, that the retention of a Sub-Adviser shall be approved as may be required by the 1940 Act. A Sub-Adviser may perform under MVA's supervision any or all





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services described under Section 3 of the Agreement.  The fees or other compensation of any Sub-Adviser shall be paid by MVA. In the event that MVA appoints a Sub-Adviser, MVA will review, monitor, and report to the Fund's Board of Directors on the performance and investment procedures of the Sub-Adviser; assist and consult with the Sub-Adviser in connection with the International Equity Portfolio's continuous investment program; and approve lists of foreign countries which may be recommended by the Sub-Adviser for investment by the International Equity Portfolio.

   2. COMPENSATION. For the services provided and expenses assumed pursuant to the Advisory Agreement with respect to the International Equity Portfolio, the Fund will pay MVA from the assets belonging to the International Equity Portfolio, and MVA will accept as full compensation therefor a fee, computed daily and payable monthly (in arrears), at the annual rate of 1.00% of the average daily net assets of the Portfolio.

   The fee attributable to the International Equity Portfolio shall be the obligation of that Portfolio and not of any other Portfolio of the Fund.

  3. CAPITALIZED TERMS. From and after the date hereof, the term "Portfolios" as used in the Advisory Agreement shall be deemed to include the International Equity Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

  4. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

   IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                THE ARCH FUND, INC.


                                By: /s/ Jerry V. Woodham
                                   ---------------------
                                    Jerry V. Woodham
                                    President


                                MISSISSIPPI VALLEY ADVISORS INC.


                                By: /s/ John H. Blixen
                                   -------------------
                                    John H. Blixen
                                    President